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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) August 6, 2001

                                quepasa.com, inc.
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               (Exact name of Registrant as specified in charter)

                                     Nevada
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                 (State or other jurisdiction of incorporation)

       0-25565                                             86-0879433
------------------------                       ---------------------------------
(Commission File Number)                       (IRS Employee Identification No.)


      400 E. Van Buren, Fourth Floor
            Phoenix, Arizona                                85004
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(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: 602-716-0100

                                 Not Applicable
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          (Former name or former address, if changed since last report)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On August 6, 2001, quepasa.com, inc. ("quepasa") executed a definitive Merger Agreement (the "Merger Agreement") with Great Western Land and Recreation, Inc. ("Great Western"), a Delaware corporation, GWLAR, Inc. ("GWLAR"), a Nevada corporation and wholly-owned subsidiary of Great Western, and GWLR, LLC ("LLC"), a Delaware limited liability company, wholly-owned by Great Western. The consideration that Great Western agreed to pay for the transaction was determined through arm's length negotiation. There was no material relationship between quepasa and Great Western or its affiliates prior to the Merger.

     The disposition will be effected through a merger (the "Merger") of GWLAR with and into quepasa, with quepasa as the surviving entity. Upon consummation of the Merger, each issued and outstanding share of quepasa common stock (excluding those shares to be cancelled in accordance with the Merger Agreement, and any dissenting shares) will be converted into and exchanged for the right to receive one share of common stock of Great Western. It is currently anticipated that approximately 17,763,291 shares of quepasa common stock will be outstanding on the date of the Merger.

     Accordingly, upon the Merger, and subject to certain conditions, Great Western will issue approximately 17,763,291 shares of its common stock to quepasa's shareholders, valued at approximately $3.1 million as of June 30, 2001. As a result, quepasa's shareholders will own 49% of Great Western and Great Western's current shareholder will own 51%. The combined company's common stock will be publicly traded following the Merger under the Great Western name.

     In connection with the execution of the Merger Agreement, Great Western issued warrants to purchase additional shares of Great Western to its only shareholder that would increase its ownership to a maximum of 65% and simultaneously dilute quepasa's former shareholders' ownership interest to 35%.

     Great Western, a privately-held real estate development company with its principal holdings in Arizona, New Mexico and Texas, is currently engaged in (1) the purchase and development, and subsequent marketing and sale, of parcels of undeveloped property for the purpose of subdividing the parcels into home-sites,
(2) construction of homes and multi-family and low income housing, (3) ownership, operation and management of multi-family housing units, and (4) management of cattle, agriculture, grazing, water and mineral rights on two ranch properties. For the six months ended June 30, 2001, Great Western had net revenue of $5.9 million and net profit of $835,000.

     Consummation of the Merger is subject to approval of quepasa's shareholders and other customary conditions. quepasa's board of directors has approved the Merger and has recommended that the shareholders approve the transaction.

     The Merger Agreement may be terminated upon any of the following events:
(1) mutual written consent of the parties; (2) by Great Western if (a) quepasa has not satisfied all of its closing conditions, (b) a material breach by quepasa occurs, (c) quepasa's board of directors fails to recommend approval of the Merger Agreement to its shareholders, or (d) quepasa's shareholders reject the Merger; and (3) by quepasa if (a) Great Western has not satisfied all of its closing conditions, (b) a material breach by Great Western, GWLAR or LLC occurs, or (c) upon entering into a definitive agreement for a takeover proposal that is superior to quepasa's shareholders than the Merger.

ITEM 5. OTHER EVENTS.

     On August 15, 2001, quepasa filed amendments to its 2000 quarterly reports on Form 10-Q and a Form 8-K with the Securities and Exchange Commission (the "SEC"). These amendments arose from comments received from the SEC in the first quarter of 2001 related to the accounting treatment and valuation of certain non-cash items in the 1999 audited financial statements and the 2000 unaudited financial statements. quepasa filed an amendment to its 1999 annual report on Form 10-K in May, 2001 in response to these comments. None of the amendments affected the cash and investment balances reported for 1999 or 2000. quepasa has now resolved all issues raised by the SEC.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS OF BUSINESS(ES) ACQUIRED.

          To be filed by amendment to this Current Report on Form 8-K or in a proxy statement to be filed with the Securities and Exchange Commission on or before October 22, 2001.

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     (b)  PRO FORMA FINANCIAL INFORMATION.

          To be filed by amendment to this Current Report on Form 8-K or in a proxy statement to be filed with the Securities and Exchange Commission on or before October 22, 2001.

     (c)  EXHIBITS.

          10.1 Merger Agreement, dated as of August 6, 2001, among quepasa.com, inc., Great Western Land and Recreation, Inc., GWLAR, Inc. and
               GWLR, LLC

          10.2 Great Western Land and Recreation, Inc. 2001 Stock Option Plan

          10.3 Great Western Land and Recreation, Inc. Warrant

          10.4 Great Western Land and Recreation, Inc. Registration Rights
               Agreement

          99.1 Press Release dated August 7, 2001
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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             quepasa.com, inc.
                                        ----------------------------
                                               (Registrant)

     Date: August 15, 2001              By: /s/ GARY L. TRUJILLO
                                           -------------------------
                                           Gary L. Trujillo
                                           Chief Executive Officer